Exhibit 99.1


                ICOS Saddened by Death of Director Frank T. Cary

Bothell, WA - January 3, 2006 - Paul N. Clark, Chairman and Chief Executive Officer of ICOS Corporation (Nasdaq:ICOS), today gave the following statement regarding the recent passing of Frank T. Cary, a member of the ICOS board of directors.

Frank Cary was one of ICOS' first directors, joining the board in January 1990. Frank was a truly remarkable director whose wisdom and vision helped ICOS grow into a company with a product marketed around the world. He was a brilliant leader who led IBM during a time of impressive growth. Everyone at ICOS is saddened by Frank's passing and extends heartfelt condolences to his family.

ICOS Corporation is a biotechnology company headquartered in Bothell, Washington.



CONTACT: ICOS Corporation, Bothell
         Lacy Fitzpatrick, 425-415-2207